Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

Dated as of December 3, 2013

among

Aris Mortgage Holding Company, LLC,

Excel Mortgage Servicing, Inc.

and

Integrated Real Estate Service Corporation

		Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1.	Definitions	1
1.2.	Interpretation	10

ARTICLE II

PURCHASE AND SALE

2.1.	Purchase and Sale of Equity Interests	11

ARTICLE III

PURCHASE PRICE

3.1.	Initial Purchase Price	11
3.2.	Determination of Estimated Purchase Price	11
3.3.	Determination of Adjusted Purchase Price	11
3.4.	Adjustment Procedure	13

ARTICLE IV

CLOSING

4.1.	Closing Date	14
4.2.	Payment on the Closing Date	14
4.3.	Additional Deliveries by Buyer	14
4.4.	Deliveries by Seller	15

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

5.1.	Organization of the Company; Title to Equity Interests	15
5.2.	Subsidiaries and Investments	16
5.3.	Organization and Authority of Seller; No Conflict	16
5.4.	Financial Statements	17
5.5.	Operations Since Balance Sheet Date	18
5.6.	No Undisclosed Liabilities	18
5.7.	Taxes	18
5.8.	Availability of Assets	19
5.9.	Governmental Permits	19
5.10.	Real Property	20
5.11.	Personal Property	20

i

(Continued)

(Continued)

SCHEDULES

1.1(A)	Agreed Accounting Principles
1.1(B)	Mortgage Loan Data Tape
1.1(C)	Permitted Encumbrances
5.1	Organization of the Company; Title to Equity Interests
5.4	Financial Statements
5.5	Operations Since Balance Sheet Date
5.6	No Undisclosed Liabilities
5.7	Taxes
5.8	Availability of Assets
5.9	Governmental Permits
5.10(B)	Leased Real Property
5.11	Personal Property
5.12	Intellectual Property; Software.
5.13	Mortgage Loans
5.14	Servicing Rights; Servicer Advances
5.15	Title to Property
5.16	Employees and Related Agreements; ERISA
5.17	Employee Relations
5.18	Contracts
5.19	Status of Contracts
5.20	No Violation or Litigation
5.21	Environmental Matters
5.22	Insurance
5.24	Bank Accounts; Powers of Attorney; Minute Book
5.25	Related and Other Transactions
6.3	Authority of Buyer; No Conflict
7.4	Operations Prior to the Closing Date
7.9	Termination of Contracts and Obligations
9.7	Necessary Consents

EQUITY PURCHASE AGREEMENT

EQUITY PURCHASE AGREEMENT, dated as of December 3, 2013, among Aris Mortgage Holding Company, LLC, a Delaware limited liability company (“Buyer”), Excel Mortgage Servicing, Inc., a California corporation (“Seller”), and Integrated Real Estate Service Corporation, a Maryland corporation (“IRES”).

RECITALS:

WHEREAS, Seller is the owner, beneficially and of record, of all of the issued and outstanding shares of capital stock (which shares of capital stock will become membership interests of a limited liability company by virtue of the conversion contemplated by Section 7.6) (the “Equity Interests”) of AmeriHome Mortgage Corporation, a Michigan corporation (the “Company”);

WHEREAS, the Company is engaged in the Mortgage Banking Business (the “Business”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the equity interests of the Company on the terms and subject to the conditions set forth herein; and

WHEREAS, IRES is the parent company of Seller and will derive significant benefit from the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1.                            Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounting Firm” has the meaning specified in Section 3.3(e).

“Adjusted Purchase Price” has the meaning specified in Section 3.3(a).

“Adjustment Period” has the meaning specified in Section 3.3(d).

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.

“Agency” means FHA, FNMA, FHLMC, GNMA, HUD, RHS, VA or a State Agency, as applicable.

“Agency Guides” means the FNMA Single Family Selling Guide, the FNMA Single Family Servicing Guide, the FHLMC Single-Family Seller/Servicer Guide, the GNMA Mortgage-Backed Securities Guide and any other guide issued by any Agency.

“Agreed Accounting Principles” means GAAP consistently applied; provided that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the audited balance sheet of the Company as of December 31, 2012 included in Schedule 5.4; provided further that, notwithstanding the foregoing, Agreed Accounting Principles shall include the accounting policies and be subject to the exceptions described in Schedule 1.1(A).

“Agreed Adjustments” has the meaning specified in Section 3.3(d).

“Agreed Rate” means an interest rate per annum equal to the average of the one month British Bankers Association LIBOR for U.S. dollars that appears on page 3750 (or a successor page) of the Dow Jones Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid, or if that rate is no longer published, a comparable rate.

“Anti-Money Laundering Laws” means any applicable anti-money laundering laws and regulations, including the Bank Secrecy Act, the USA PATRIOT Act and the OFAC Regulations.

“Applicable Requirements” means: (i) all contractual obligations relating to the Mortgage Banking Business, including those contractual obligations under any Warehouse Agreement, Servicing Agreement, Investor Agreement or Contract with any Insurer; (ii) all Requirements of Laws and Orders applicable to the Mortgage Banking Business; (iii) the Agency Guides; and (iv) the Credit Policies.

“Associate” has the meaning specified in Section 5.25(a).

“Balance Sheet” means the unaudited balance sheet of the Company as of September 30, 2013 included in Schedule 5.4.

“Balance Sheet Date” means September 30, 2013.

“Balance Sheet MSR Loan” means any loan secured by real estate for which the Company owns the mortgage servicing rights.

“Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, any other employee benefit plan, program, policy, arrangement or Contract, including any pension, retirement, profit-sharing, thrift, savings, bonus plan, incentive, stock option or other equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, retention, change of control, unemployment benefits, sick leave, vacation pay, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, compensation, flexible spending account or scholarship program, and any employment or severance Contract or similar practice, policy or arrangement.

“Book Value” means an amount equal to the Company’s total assets minus its total liabilities, in each case calculated in accordance with the Agreed Accounting Principles.

“Business” has the meaning specified in the second recital of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are not open for business in Los Angeles, California.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer Group Member” means (i) Buyer and its Affiliates (including the Company after the Closing), (ii) the equity holders, directors, officers, employees, agents and representatives of each of Buyer and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Claim Notice” has the meaning specified in Section 11.3(a).

“Closing” has the meaning specified in Section 4.1.

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the first recital to this Agreement.

“Company Agreements” has the meaning specified in Section 5.19.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes, has included or was required to include the Company or any direct or indirect predecessor of the Company, or any other group of corporations filing, or required to file, Tax Returns on a combined, consolidated or unitary basis that, at any time on or before the Closing Date, includes, has included or was required to includethe Company or any direct or indirect predecessor of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement dated July 11, 2012 between Seller and Athene Asset Management LLC.

“Contract” means any contract, agreement, lease, license, sublicense, note, commitment, understanding or arrangement, including any amendment thereto, whether written or oral.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.

“Copyrights” means United States and non-U.S. copyrights, copyrightable works and mask works (as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same.

“Credit Policies” means the policies and procedures of the Company and its Affiliates relating to the extension of credit with respect to the Mortgage Loans, in effect at the time each Mortgage Loan was originated or acquired.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Environmental Laws” has the meaning specified in Section 5.21(a).

“Equity Interests” has the meaning set forth in the first recital to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Purchase Price” has the meaning specified in Section 3.2.

“Executive Order” has the meaning specified in Section 5.13(b).

“Expenses” means all reasonable internal and out-of-pocket expenses incurred in connection with investigating, defending or asserting any Proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FHA” means the Federal Housing Administration.

“FHLMC” means the Federal Home Loan Mortgage Corporation.

“FNMA” means the Federal National Mortgage Association.

“GAAP” means accounting principles generally accepted in the United States.

“GNMA” means the Government National Mortgage Association.

“Governmental Body” means any United States federal, state or local government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body, commission, self-regulatory organization, government-sponsored entity, court, tribunal or judicial or arbitral body, including any Agency.

“Governmental Permits” has the meaning specified in Section 5.9(a).

“Hazardous Substances” has the meaning specified in Section 5.21(c).

“HUD” means the United States Department of Housing and Urban Development.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, other than trade accounts arising in the ordinary course of business, (iii) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured), (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all obligations to return security deposits held by or on behalf of such Person, (vi) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person, (vii) all obligations of such Person under any interest rate, currency or other hedging agreement, (viii) all obligations of such Person as lessee which should be capitalized in accordance with GAAP, (ix) all indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and contracts rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such Indebtedness, and (x) all agreements, undertakings or arrangements by which such Person guarantees, endorses or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise assure a creditor against loss) the Indebtedness or other similar obligation or liability of any other Person, or guarantees the payment of dividends or other distributions upon the equity securities or interests of any other Person.

“Indemnified Party” has the meaning specified in Section 11.3(a).

“Indemnitor” has the meaning specified in Section 11.3(a).

“Insurer” means any Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, any Agency and any provider of private mortgage insurance, hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan or the real property to which such Mortgage Loan relates.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“Investor” means any Agency, private investor, trust or other Person who owns or holds or is committed to purchase or acquire Mortgage Loans, any interest therein or any servicing rights with respect thereto.

“Investor Agreement” means any Contract between the Company or any of its Affiliates and any Investor for the purchase or acquisition of any Mortgage Loans, any interest therein or any servicing rights with respect thereto.

“IRES” has the meaning specified in the first paragraph of this Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge of Buyer” means the actual knowledge after reasonable inquiry of Nancy De Liban, James Furash, John Golden, Imran Siddiqui and Neil Mehta.

“Knowledge of Seller” means the actual knowledge after reasonable inquiry of Joseph R. Tomkinson, William Ashmore, Ron Morrison, Todd Taylor and B. Thomas Smith III.

“Leased Real Property” has the meaning specified in Section 5.10(b).

“Liability” means any debt, liability, commitment or obligation of any kind (whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, determined or determinable, accrued or unaccrued, liquidated or unliquidated, due or to become due), including any liability for Taxes.

“Loan Held for Sale” means a Mortgage Loan that is intended to be sold to an Investor in the ordinary course.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, Taxes or other charges.

“Material Adverse Change” or “Material Adverse Effect” means any fact, occurrence, condition, circumstance, change, effect, event or development that has resulted in, or could reasonably be expected to result in, a material adverse effect on the Equity Interests, the Business or the assets, Liabilities, profits, condition (financial or otherwise), results of operations, cash flow or liquidity of the Company, except for any such changes or effects resulting, directly or indirectly, from (i) events, circumstances, changes or effects that generally affect the industry or markets in which the Company operates (including legal and regulatory changes), (ii) any change in national or international political, economic or social conditions or the securities markets, including events, circumstances, changes or effects caused by any outbreak or escalation of war, act of foreign enemies, hostilities, terrorist activities, or acts of nature, (iii) any failure by the Company to meet forecasts (provided, that the facts or events giving rise to such failure to meet forecasts may be taken into account in determining whether there has been a “Material Adverse Change” or “Material Adverse Effect”), (iv) changes or effects arising from or related to the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, or (v) any changes in Requirements of Laws or accounting requirements or principles or the interpretations thereof (other than any changes in Requirements of Law specifically directed at the Company), in each case after the date hereof.

“Mortgage Banking Business” means the business of (i) originating, acquiring, holding, selling, transferring, securitizing or hedging loans secured by real estate or (ii) servicing such loans, or acquiring or holding the rights to service such loans, including engaging in such activities with respect to (A) loans transferred to, serviced for, holding servicing rights with respect to, or directly or indirectly insured by, an Agency, (B) securitizations or other secondary market activity guaranteed by or otherwise involving a Governmental Body, including an Agency, and (C) private label, non-conforming and other non-Agency loans, securitizations and secondary market activity.

“Mortgage Loan” means any loan secured by real estate that is owned by the Company or for which the Company owns the mortgage servicing rights.

“Mortgage Loan Data Tape” means the data tape, dated as of October 31, 2013, setting forth the categories of information with respect to each Mortgage Loan as specified on Schedule 1.1(B).

“Mortgagor” means the obligor or co-signer under a Mortgage Loan.

“OFAC Regulations” has the meaning specified in Section 5.13(b).

“Order” means any judgment, ruling, order, decree, award, stipulation, injunction or other similar determination or action of any Governmental Body.

“Patent Rights” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions or improvements thereto.

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which an adequate reserve was taken in accordance with GAAP (to the extent required under GAAP); (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which an adequate reserve was taken in accordance with GAAP (to the extent required under GAAP), (iii) statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (iv) Encumbrances identified on Schedule 1.1(C) to this Agreement; (v) other Encumbrances or imperfections on property which do not materially detract from the value of, or materially impair the existing use of, the property affected by such lien or imperfection; (vi) restrictions on transfer imposed by the Securities Act of 1933 or any applicable state securities law and (vii) Encumbrances that are set forth on the face of the Balance Sheet.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Pipeline Loans” means applications in process for mortgage loans to be made by the Company which have not closed or funded as of the Closing Date.

“Preliminary Closing Date Balance Sheet” has the meaning specified in Section 3.3(c).

“Prior Period” means January 1, 2009 through September 30, 2010.

“Proceeding” means any claim, suit, action, proceeding, arbitration, audit, hearing or investigation (in each case, whether civil, criminal, administrative, investigative or informal), brought, or threatened to be brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

“Related Person” has the meaning specified in Section 5.25(a).

“Requirements of Laws” means any federal, state or local law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, ruling, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including (A) the federal Truth in Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Housing Act and Real Estate Settlement Procedures Act, (B) any Anti-Money Laundering Laws, (C) any requirements relating to predatory lending, usury or fee limits, fair lending, unfair, deceptive or abusive acts or practices, disclosures, or other consumer protection, and (D) any requirements relating to recordation, foreclosure or other actions taken with respect to loans secured by real estate, mortgage insurance or other insurance with respect to such loans, including insurance provided directly or indirectly by an Agency, and the eligibility for or claims made with respect to any such insurance.

“REO” means any property owned by the Company acquired in the conduct of its servicing business as a result of foreclosure or any other method in satisfaction of indebtedness (whether for its own account or on behalf of an Investor or Insurer).

“RHS” means the Rural Housing Service, an agency of the United States Department of Agriculture, including the Farmers Home Administration, as the predecessor in interest to the Rural Housing Service.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

“Seller Benefit Plans” has the meaning specified in Section 5.16(a).

“Seller Group Member” means (i) Seller and its Affiliates, (ii) the equity holders, directors, officers, employees, agents and representatives of each of Seller and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Seller Transferor Plan” has the meaning specified in Section 5.16(a).

“Servicer Advance” means all customary, reasonable and necessary out of pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred in connection with the performance by the Company of the servicing obligations under the applicable Servicing Agreement, including (i) advances for the payment of property taxes and insurance amounts due with respect to the related Mortgage Loans advanced on behalf of the Mortgagor, (ii) principal and interest advances made in accordance with the applicable Servicing Agreement and (iii) advances related to a delinquent Mortgage Loan made in accordance with the Servicing Agreement, including attorney fees and costs, property preservation, property inspection, and valuation fees, as well as other default related expenses.

“Servicing Agreement” means any Contract whereby the Company has agreed to service any Mortgage Loan on behalf of a third Person (including any Agency), including the Agency Guides.

“Servicing Rights” means, with respect to a Mortgage Loan, the right or rights to service such Mortgage Loan and the duties and obligations associated therewith, all as further described or set forth in the related Servicing Agreement.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“State Agency” means any state governmental entity with authority to regulate the mortgage-related activities of the Company or the Business or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing or servicing performed by the Company.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subservicing Agreement” means any Contract whereby the Company has a Contract with a third Person to subservice any Mortgage Loan on behalf of the Company.

“Tax” (and, with correlative meaning, “Taxes”) shall mean (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of any group of corporations that files, will file or has filed Tax Returns on a consolidated, combined or unitary basis, or as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement or Tax indemnity arrangement) as a result of being a transferee, successor or otherwise.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits between or among members of any group of corporations filing Tax Returns that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

“Third Person Claim” has the meaning specified in Section 11.3(a).

“Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, moral rights, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing, and all goodwill of the business associated therewith.

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans, or other proprietary information.

“VA” means the United States Department of Veterans Affairs.

“Warehouse Agreement” means any Contract between the Company or any of its Affiliates and any third Person for a warehouse line of credit or repurchase agreement to be used, in whole or in part, to obtain funding for the origination of Mortgage Loans by the Company or any of its Affiliates.

“WARN” has the meaning specified in Section 5.17.

“Whole Loan Sale Agreement” means any Contract pursuant to which the Company or any of its Affiliates has sold or may sell Mortgage Loans to any third Person.

1.2.                            Interpretation.  For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (i) to Articles, Sections and Schedules mean the Articles and Sections of, and the Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder.  The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  All references herein to the Company shall include any predecessor of the Company.  All references herein to a Governmental Body shall include any predecessor or successor to such Governmental Body.  All amounts required to be paid hereunder shall be paid on or prior to the applicable date specified herein or, if such date is not a Business Day, on the first Business Day following such date.

ARTICLE II

PURCHASE AND SALE

2.1.                            Purchase and Sale of Equity Interests.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, the Equity Interests, free and clear of all Encumbrances.

ARTICLE III

PURCHASE PRICE

3.1.                            Initial Purchase Price.  Seller and Buyer agree that the initial purchase price for the Equity Interests shall be equal to Ten Million Dollars ($10,000,000), which represents the sum of (a) Book Value as of October 31, 2013 plus (b) $3,563,139.

3.2.                            Determination of Estimated Purchase Price.  At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer (a) a projected consolidated balance sheet with respect to the Company as of the close of business on the Closing Date, (b) an updated data tape, as of the date that is three (3) Business Days prior to the Closing Date, containing the information of the same categories and same format as in the Mortgage Loan Data Tape, and (c) a statement, duly executed by the Chief Financial Officer of Seller, setting forth in reasonable detail Seller’s estimate of the Adjusted Purchase Price (the “Estimated Purchase Price”).  Such consolidated balance sheet and executed statement shall be prepared in good faith and in accordance with the Agreed Accounting Principles, be based on the books and records of the Company and be subject to reasonable approval by Buyer.

3.3.                            Determination of Adjusted Purchase Price.

(a)                                 The adjusted purchase price for the Equity Interests (the “Adjusted Purchase Price”) shall be equal to the sum of (i) Book Value as of the Closing Date plus (ii) $3,563,139; provided, that, if such sum is greater than $9,500,000 and less than $10,500,000, the Adjusted Purchase Price shall be deemed to be $10,000,000.

(b)                                 As promptly as practicable following the Closing Date (but not later than sixty (60) days after the Closing Date), Buyer shall:

(i)                                     prepare, in accordance with the Agreed Accounting Principles, a balance sheet of the Company as of 11:59 p.m. on the Closing Date (the “Preliminary Closing Date Balance Sheet”);

(ii)                                  calculate the Adjusted Purchase Price in accordance with the provisions of this Agreement; and

(iii)                               deliver to Seller the Preliminary Closing Date Balance Sheet, an updated data tape, as of 11:59 p.m. on the Closing Date, containing the information of the same categories and same format as in the Mortgage Loan Data Tape and a certificate setting forth Buyer’s calculation of the Adjusted Purchase Price.

(c)                                  Promptly following receipt of the Preliminary Closing Date Balance Sheet and the calculation of the Adjusted Purchase Price, Seller may review the same and, within thirty (30) days after the date of such receipt, may deliver to Buyer a certificate setting forth its objections to the Preliminary Closing Date Balance Sheet and the calculation of the Adjusted Purchase Price, together with a summary of the reasons therefor and calculations which, in its view, are necessary to illustrate such objections.  If Seller does not so object within such thirty (30) day period, the Preliminary Closing Date Balance Sheet and Buyer’s calculation of the Adjusted Purchase Price shall be final and binding as the “Closing Date Balance Sheet” and the “Adjusted Purchase Price”, respectively, for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(d)                                 If Seller so objects within such thirty (30) day period, Buyer and Seller shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Closing Date Balance Sheet and the Adjusted Purchase Price and, in the event Buyer and Seller so resolve any such differences, the Preliminary Closing Date Balance Sheet, together with the Adjusted Purchase Price calculation contained therein, as adjusted by the Agreed Adjustments shall be final and binding as the “Closing Date Balance Sheet” and the “Adjusted Purchase Price”, respectively, for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.  Buyer and Seller shall have thirty (30) days to negotiate any Agreed Adjustments (the “Adjustment Period”).

(e)                                  In the event any objections raised by Seller are not resolved within the Adjustment Period, then Buyer and Seller shall submit the objections that are then unresolved to BDO USA, LLP (or, in the event such accounting firm declines to act in this capacity, to such other national accounting firm approved by both Buyer and Seller) and such firm (the “Accounting Firm”) shall be directed by Buyer and Seller to resolve the unresolved objections (based solely on the presentations by Buyer and Seller as to whether any disputed matter had been determined in a manner consistent with the Agreed Accounting Principles) by selecting an amount within the range of dollar amounts advocated by Buyer, on the one hand, and Seller, on the other hand, as promptly as reasonably practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed matters.  The Preliminary Closing Date Balance Sheet, together with the Adjusted Purchase Price calculation contained therein, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Closing Date Balance Sheet” and the “Adjusted Purchase Price”, respectively, for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(f)                                   The parties hereto shall make available and afford reasonable access to Buyer and Seller and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Closing Date Balance Sheet, Adjusted Purchase Price or any matters submitted to the Accounting Firm.  The fees and expenses of the Accounting Firm hereunder shall be allocated between Buyer and Seller in proportion to the amount unsuccessfully disputed by each party (as determined by the Accounting Firm) as a fraction of the total amount in dispute.

3.4.                            Adjustment Procedure.

(a)                                 Promptly (but not later than five (5) Business Days) after the determination of the Adjusted Purchase Price pursuant to Section 3.3 that is final and binding as set forth therein:

(i)                                     if the Adjusted Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank account of Seller as Seller shall designate in writing to Buyer, an amount equal to the excess of the Adjusted Purchase Price over the Estimated Purchase Price, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate; or

(ii)                                  if the Estimated Purchase Price exceeds the Adjusted Purchase Price, Seller shall pay to Buyer, by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall designate in writing to Seller, an amount equal to the excess of the Estimated Purchase Price over the Adjusted Purchase Price, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate.

3.5                               Allocation of Purchase Price.

(a)                             For federal and applicable state, local and other income Tax purposes, Buyer and Seller shall treat the sale and purchase of the Equity Interests contemplated by this Agreement as a purchase by Buyer of the assets of the Company in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) and shall file all Tax Returns consistently with such treatment.  In accordance with such tax treatment, within 60 days following the completion of the Closing Date Balance Sheet, Buyer shall deliver to Seller a schedule (the “Preliminary Allocation Schedule”) allocating the Purchase Price (which for this purpose shall be deemed to include any liabilities properly taken into account pursuant to Section 1001 of the Code) among the assets of the Company.  The Preliminary Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.  If, within ten (10) days following receipt of the Preliminary Allocation Schedule, the Seller does not notify Buyer in writing of its disagreement with the Preliminary Allocation Schedule, the Preliminary Allocation Schedule shall be final and binding.  If, within such ten (10)-day period, the Seller so notifies Buyer, Seller and Buyer shall endeavor to resolve such disagreement, and if they are able to do so shall make such revisions to the Preliminary Allocation Schedule to reflect such resolution, which as revised shall be final and binding. The Preliminary Allocation Schedule, upon becoming final and binding in accordance with the foregoing, shall constitute the “Final Allocation Schedule.”  Each of Buyer and Seller agrees that neither it nor any of its Affiliates shall file any federal, state, local and foreign Tax Returns in a manner that is inconsistent with the Final Allocation Schedule.  The Final Allocation Schedule shall be amended by Buyer and Seller upon any adjustment to the Purchase Price pursuant to Section 3.3.

(b)                             If, within 30 days following receipt of the Preliminary Allocation Schedule by Seller (or such longer period as Seller and Buyer mutually agree), Seller and Buyer are unable to resolve such disagreement, then each of Seller and Buyer shall be entitled to allocate the Purchase Price among the assets of the Company in any manner it so determines in its sole discretion and neither shall have any obligation or liability to the other with respect to any such allocation.

ARTICLE IV

CLOSING

4.1.                            Closing Date.  The closing of the transactions contemplated hereby (the “Closing”) shall take place on a date mutually agreed to by the parties, but no later than five (5) Business Days, after the satisfaction or waiver of each of the conditions set forth in ARTICLE IX and ARTICLE X (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).  The date on which the Closing actually occurs is referred to herein as the “Closing Date”.  The Closing shall take place at the offices of Sidley Austin LLP, 1 South Dearborn Street, Chicago, Illinois, at 10:00 a.m., local time, or at such other location or time as the parties hereto may agree.

4.2.                            Payment on the Closing Date.  Subject to satisfaction or waiver of the conditions set forth in ARTICLE IX, at the Closing, Buyer shall pay Seller an amount equal to the Estimated Purchase Price by wire transfer of immediately available funds to a bank account in the United States specified by Seller in writing to Buyer at least three (3) Business Days prior to the Closing.

4.3.                            Additional Deliveries by Buyer.  Subject to satisfaction or waiver of the conditions set forth in ARTICLE IX, at the Closing Buyer shall deliver to Seller all the following:

(a)                                 a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (i) the resolutions of the board of managers of Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (ii) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(b)                                 the certificates of Buyer contemplated by Sections 10.1 and 10.2, duly executed by an authorized officer of Buyer; and

(c)                                  such other documents and other instruments as Seller may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Equity Interests by Seller.

4.4.                            Deliveries by Seller.  Subject to satisfaction or waiver of the conditions set forth in ARTICLE X, at Closing Seller and IRES shall deliver or cause to be delivered to Buyer all the following:

(a)                                 a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (ii) incumbency and signatures of the officers of Seller executing this Agreement and any Seller Ancillary Agreement;

(b)                                 a copy of the articles of organization of the Company certified as of a recent date by the Secretary of State of the State of Michigan;

(c)                                  a unit power duly executed in blank by Seller;

(d)                                 the certificates of Seller contemplated by Sections 9.1, 9.2 and 9.3, each duly executed by an authorized officer of Seller;

(e)                                  a signed resignation by each of the directors of the Company and each of the officers of the Company other than, in each case, B. Thomas Smith III; and

(f)                                   such other documents and other instruments as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Equity Interests to Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer and agrees as follows:

5.1.                            Organization of the Company; Title to Equity Interests.

(a)                                 As of the date hereof, the Company is: (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan; and (ii) duly qualified to transact business as a foreign corporation and in good standing in each jurisdiction in which the ownership or leasing of its assets and properties or the conduct of the Business requires such qualification, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no other jurisdiction has demanded, requested or otherwise indicated that the Company is required so to qualify on account of the ownership or leasing of its assets and properties or the conduct of the Business.  The Company has all requisite power and authority to own or lease and to operate and use its properties and assets and to carry on the Business as now conducted.

(b)                                 True and complete copies of the articles of incorporation and all amendments thereto and of the by-laws, as amended to date, of the Company have been made available to Buyer.

(c)                                  The Equity Interests constitute all of the isued and outstanding equity securities of the Company.  Except (i) as set forth in Schedule 5.1 and (ii) for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights (including preemptive rights) or commitments of any character relating to the issuance, sale, purchase or redemption of any equity securities of the Company.  All of the outstanding equity securities of the Company are validly issued, fully paid and nonassessable.  All of the outstanding equity securities of the Company are owned, of record and beneficially, by Seller, free and clear of all Encumbrances.

(d)                                 Upon delivery to Buyer on the Closing Date of the Equity Interests as contemplated by Section 4.4, Seller will thereby transfer to Buyer good and marketable title to the Equity Interests, free and clear of all Encumbrances.

5.2.                            Subsidiaries and Investments.  The Company does not, directly or indirectly (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity or (b) Control any corporation, partnership, limited liability company, joint venture or other entity.

5.3.                            Organization and Authority of Seller; No Conflict.

(a)                                 Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Seller has all requisite corporate power and authority to own the Equity Interests and to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary action on the part of Seller and its stockholder and do not require any further authorization or consent of Seller or its stockholder.  This Agreement has been duly authorized, executed and delivered by Seller and (assuming due authorization, execution and delivery by the other parties hereto) is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Seller and upon execution and delivery by Seller (assuming due authorization, execution and delivery by the other parties thereto) will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)                                 Neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, in each case by Seller, will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Equity Interests or any assets or properties of

Seller or the Company, under (i) the certificate of incorporation or by-laws of Seller or the organizational documents of the Company, (ii) any Company Agreement or any Agency Guide, (iii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller is a party or the Equity Interests are subject or by which Seller is bound (other than any such material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Company will not be a party and by which the Equity Interests will not be subject as of the Closing), (iv) any Order to which Seller or the Company is a party or any of the Equity Interests are subject or by which Seller or the Company is bound, or (v) any Requirements of Laws affecting Seller or the Company, the Equity Interests or the Business, except in the case of clauses (ii), (iii), (iv) and (v), as could not, individually or in the aggregate, (A) materially and adversely affect the ability of Seller to carry out its obligations under, or to consummate the transactions contemplated by, this Agreement or (B) have a Material Adverse Effect.

5.4.                            Financial Statements.(a)        Schedule 5.4 contains (i) the audited balance sheets of the Company as of December 31, 2012 and 2011 and the related statements of income for each of the years then ended, together with the appropriate notes to such financial statements and (ii) the unaudited balance sheet of the Company as of September 30, 2013 and the related statement of income for the nine (9) months then ended.  Except as set forth therein or in the notes thereto, such balance sheets and statements of income (x) have been prepared in conformity with GAAP consistently applied, (y) are complete and correct in all material respects and (z) present fairly the financial position and results of operations of the Company as of their respective dates and for the respective periods covered thereby, in each case except as set forth in Schedule 5.4.

(b)                                 The Company maintains a system of internal control over financial reporting which provides reasonable assurance regarding the reliability of its financial reporting and preparation of financial statements for external reporting in accordance with GAAP.  Based on the Company’s management’s past and most recent assessment, no material weaknesses or significant deficiencies have ever been noted over the Company’s internal control over financial reporting and management therefore concludes that the Company’s internal control over financial reporting is operating effectively.

5.5.                            Operations Since Balance Sheet Date.  Except as set forth in Schedule 5.5, since the Balance Sheet Date there has not been, any fact, occurrence, condition, circumstance, change, effect, event or development that has had, individually or in the aggregate, a Material Adverse Change and, to the Knowledge of Seller, no circumstances exist that constitute or would reasonably be expected to cause, individually or in the aggregate, a Material Adverse Change in the future.  Since the Balance Sheet Date, the Business has been conducted only in the ordinary course consistent with past practice.  Without limiting the foregoing, except as set forth in Schedule 5.5, since the Balance Sheet Date, the Company has not taken any action that, if taken after the date hereof, would constitute a breach of Section 7.4.

5.6.                            No Undisclosed Liabilities.  Except as set forth in Schedule 5.6, the Company is not subject to any material Liability which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than Liabilities of the same nature as those set forth in the Balance Sheet and reasonably incurred in the ordinary course of the Business after the Balance Sheet Date.

5.7.                            Taxes.  Except as set forth on Schedule 5.7 or such matter or matters that would not, individually or in the aggregate, have a Material Adverse Effect, (i) all Taxes whether or not shown to be payable on any Tax Return for which the Company may be liable have been timely paid to the extent required by applicable law; (ii) all Tax Returns required to have been filed by or with respect to the Company have been timely filed (taking into account any extensions of time within which to file such Tax Returns); (iii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the Company for the periods covered thereby; (iv) no extension of time within which to file any such Tax Return is in effect; (v) no waiver of any statute of limitations relating to Taxes for which the Company may be liable is in effect, and no written request for such a waiver is outstanding; (vi) there are no Tax Returns referred to in clause (ii) with respect to which the appropriate Governmental Body has not completed its examination (with all issues finally resolved) and the period for assessment of the associated Taxes (taking into account all applicable extensions and waivers) has not expired; (vii) there is no audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes for which the Company may be liable; (viii) no claim has ever been made by a Governmental Body in a jurisdiction where the Company has never paid Taxes or filed Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction; (ix) all deficiencies asserted or assessments made against the Company in writing by a Governmental Body as a result of any examination of the Tax Returns referred to in clause (ii) have been paid in full or otherwise finally resolved; (x) there are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company may be liable that could affect the liability for Taxes for any taxable period ending after the Closing Date; (xi) the Company will not be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or the receipt of any prepaid amount, in each case prior to Closing; (xii) all Tax Sharing Arrangements and Tax indemnity arrangements relating to the Company (other than this Agreement) will terminate prior to the Closing Date and the Company will not have any liability thereunder on or after the Closing Date; (xiii) there are no liens for Taxes upon the assets of the Company except Permitted Encumbrances; (xiv) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected and, to the extent required by applicable law, have been paid to the appropriate Governmental Body; (xv) the Company has not been a member of any Company Group; (xvi) the Company does not have any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law) or under any agreement or arrangement, as a transferee or successor; (xvii) with respect to each transaction in which the Company has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law; (xviii) any powers of attorney granted by the Company prior to the Closing relating to Taxes will terminate and be of no effect following the Closing; (xix) during the last two (2) years, the Company has not been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied; (xx) the sale of the Equity Interests pursuant to this Agreement is not subject to the rules of Treasury Regulation § 1.1502-36; (xxi) the Company is not, nor during the past twelve (12) month period has been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code); (xxii) there are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (1) the transactions contemplated by this Agreement or (2) a failure by the Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned; (xxiii) no intercompany obligation between the Company and any Affiliate of the Company will remain outstanding following the Closing; (xxiv) the Company is not a “taxable mortgage pool” as defined in Section 7701(i)(2) of the Code and applicable Treasury Regulations; and (xxv) at all times from the date it was organized until October 1, 2010, the Company qualified as an “S corporation” within the meaning of Section 1361 of the Code, and applicable corresponding state Tax purposes.

5.8.                            Availability of Assets.  Except as set forth in Schedule 5.8, the assets and properties owned or leased by the Company constitute all the material assets and properties used in the operation of the Business as currently conducted (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.

5.9.                            Governmental Permits.

(a)                                 The Company owns, holds or possesses, and, to the extent so required, each employee of the Company owns, holds or possesses, all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle the Company to engage in the Mortgage Banking Business with respect to loans secured by real estate located in each state listed on Schedule 5.9 (collectively, the “Governmental Permits”), except for Governmental Permits the failure of which to hold could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Schedule 5.9 sets forth a list of each material Governmental Permit.  Complete and correct copies of all of the material Governmental Permits have heretofore been delivered or made available to Buyer by Seller. The Company is, and since October 1, 2010 has been, and, to the Knowledge of Seller, was during the Prior Period, in compliance with, and no event has occurred which would make the Company unable to comply with, the Applicable Requirements, including eligibility requirements under the Agency Guides, except where such failure or inability to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as set forth in Schedule 5.9 or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and, to the Knowledge of Seller and to the extent so required, each employee of the Company, has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of the Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is Known to, the Company or Seller; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect as of and immediately after the Closing, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

5.10.                     Real Property.

(a)                                 As of the Closing, the Company will not own any real property.

(b)                                 Schedule 5.10(B) sets forth a list of each lease or similar Contract under which the Company is lessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”).  Except as set forth in Schedule 5.10(B) or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of the Company in the Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances.  Except as set forth on Schedule 5.10(B) or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except for Permitted Encumbrances, there are no Contracts governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Company.  Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Seller, no such condemnation or other taking is threatened or contemplated.

5.11.                     Personal Property.

(a)                                 Schedule 5.11(A) contains a list of all equipment, vehicles, furniture and other tangible personal property owned by the Company having an original cost of $25,000 or more.

(b)                                 Schedule 5.11(B) contains a list of each lease or other Contract involving amounts in excess of $25,000 under which the Company is lessee of, or holds or operates, any equipment, vehicle or other tangible personal property owned by a third Person.

5.12.                     Intellectual Property; Software.

Other than as set forth on Schedule 5.12:

(a)                                 There are no Copyrights, Patent Rights and Trademarks (including any assumed or fictitious names used by the Company within the previous two (2) years) owned by or licensed to the Company.

(b)                                 There is no Software owned by or licensed to the Company except for mass market Software licensed to the Company that is commercially available and subject to “shrink-wrap” or “click-through” license agreements.

(c)                                  The Company is not a party to Contracts which relate to: (i) any Copyrights, Patent Rights or Trademarks; (ii) any Trade Secrets owned by or licensed to the Company; and (iii) any Software, other than market Software licensed to the Company that is commercially available and subject to “shrink-wrap” or “click-through” license agreements.

(d)                                 The Company owns the entire right, title and interest in and to, or has the valid and enforceable right to use, the Intellectual Property and Software used in the Business as currently conducted, and to the Knowledge of Seller there is no other Intellectual Property necessary for the Company to conduct the Business as currently conducted.

(e)                                  (i) No infringement, misappropriation or violation of any Intellectual Property, or any rights of publicity or privacy relating to the use of names, likenesses, voices, signatures or biographical information, of any other Person has occurred or results in any way from the operation of the Business or the use, sale or distribution of any Intellectual Property owned by or licensed exclusively to the Company; (ii) no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property or any such rights of any other Person has been made or asserted in respect of the operation of the Business; (iii) no claim of invalidity of any Intellectual Property owned by the Company has been made by any other Person; (iv) no Proceedings are pending or, to the Knowledge of Seller, threatened that challenge the validity, ownership or use of any Intellectual Property owned by the Company; (v) the Company has not had notice of, and, to the Knowledge of Seller, there is no basis for, a claim against the Company that the operations, activities, products, Software, equipment or processes of the Business infringe, misappropriate, violate or dilute any Intellectual Property or any such rights of any other Person; and (vi) to the Knowledge of Seller, no Person infringes, misappropriates or violates any Intellectual Property owned or exclusively licensed by or to Seller, in each case except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13.                     Mortgage Loans.

(a)                                 Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Mortgage Loan was underwritten or re-underwritten in compliance with the Credit Policies and originated in compliance with the Applicable Requirements.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has been no act or omission or alleged act or omission, or error by the Company, any of its Affiliates or any employee, agent or representative acting on the

Company’s or any such Affiliate’s behalf, with respect to the origination, acquisition or transfer of any of the Mortgage Loans that was not in conformity with the Applicable Requirements.  No Mortgage Loan is a “high-cost loan” or “covered loan” under any of the Home Ownership Equity Protection Act, the Truth in Lending Act (Regulation Z) or a similar federal, state or local Requirements of Laws. Seller has made available to Buyer a true and complete copy of the Credit Policies as in effect as of the date hereof.

(b)                                 Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(c)                                  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the forms of documentation used by the Company and its Affiliates for the origination of Mortgage Loans originated by them, and all forms of documentation used by any other lender to originate all other Mortgage Loans, contain customary and enforceable provisions, such that (i) the rights and remedies of the holder thereof shall be adequate for realization against the collateral of the benefits thereof and (ii) in the event of full prepayment of a Mortgage Loan, there will be full payment of the outstanding principal balance and accrued but unpaid interest.

(d)                                 Except as set forth on Schedule 5.13(D) or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since October 1, 2010, there have been no Proceedings against the Company or any of its Affiliates relating to (i) any failure to comply with the Applicable Requirements in connection with the underwriting, origination or sale of any Mortgage Loan, (ii) the rescission of any insurance or guaranty Contract of the Company or (iii) the payment by the Company of a penalty or fine to any Governmental Body, Investor or Insurer relating to or arising out of the underwriting, origination or sale of any Mortgage Loan.

(e)                                  Except for the Investor Agreements listed in Schedule 5.18, the Company is not a party to any Contract pursuant to which the Company may be required to repurchase any Mortgage Loans or indemnify HUD for insurance.  Except as set forth in Schedule 5.13(E), since October 1, 2010, the Company has not (i) repurchased any Mortgage Loan or paid an indemnity claim to HUD due to a breach or claimed breach of any representation or warranty made by the Company, (ii) received notice that it is in breach of any representation or warranty made by the Company in connection with the sale of any Mortgage Loan or (iii) received any request for the repurchase or indemnification of any Mortgage Loan.

(f)                                   The Company is a member in good standing of the Mortgage Electronic Registration Systems, Incorporated system.

(g)                                  A copy of the Mortgage Loan Data Tape has been delivered to Buyer. All the information included in the Mortgage Loan Data Tape is true and correct in all material respects as of October 31, 2013.

(h)                                 Each Balance Sheet MSR Loan was eligible in all material respects for sale to, or insurance by, the applicable Investor or Insurer upon such sale or issuance of insurance, except for any Balance Sheet MSR Loan as to which the ineligibility for such sale or issuance of insurance would not be the contractual or legal responsibility of the Company under the Applicable Requirements. There exists no fact or circumstance that would entitle the applicable Insurer or Investor to (i) impose on the Company sanctions, penalties or special requirements in respect of any Balance Sheet MSR Loan or (ii) rescind any insurance policy or reduce insurance benefits in respect of any Balance Sheet MSR Loan which would result in a breach of any obligation of the Company under any Contract.  Each Pipeline Loan and each Loan Held for Sale complies in all material respects with the Applicable Requirements for the stage of processing that has been achieved based on the Investor or Insurer program under which the Company originated the Pipeline Loan or Loan Held for Sale, including compliance with applicable Requirements of Laws and procurement of required settlement services (including appraisal, title and insurance). The Company has handled each REO in accordance with the Applicable Requirements.

(i)                                     Except as set forth on Schedule 5.13(i), there is not pending or threatened any request by any Agency that the Company repurchase any Mortgage Loans.

5.14.                     Servicing Rights; Servicer Advances.

(a)                                 The Company owns the entire right, title and interest in and to the Servicing Rights with respect to each Mortgage Loan and the sole right to service the Mortgage Loans, free and clear of all Encumbrances, except for Permitted Encumbrances and subservicers’ rights to reimbursement of advances.

(b)                                 Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Mortgage Loan has been, serviced and administered in compliance with the Applicable Requirements and in accordance with the Company’s standard loan servicing and operating procedures, true and complete copies of which have been made available to Buyer.  Except as set forth in Schedule 5.14(B) or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since October 1, 2010, the Company has not received any notice from any Governmental Body regarding a violation of the Applicable Requirements in connection with the servicing of any Mortgage Loan.

(c)                                  Each Servicer Advance was made in compliance in all respects with the Applicable Requirements, is a valid and subsisting amount owing to the Company and is a valid receivable of the Company under GAAP, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Servicer Advance is documented and supported on a loan level basis and is not subject to any set-offs or claims of the account debtor arising from acts or omissions of the Company, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has not received any notice from any Investor, Insurer or other Person in which such Investor, Insurer or other Person disputes or denies a material claim by the Company for reimbursement in connection with a Servicer Advance.  All Servicer Advances required to be made by the Company prior to the date hereof have been made, and all Servicer Advances required to be made by the Company prior to the Closing Date will have been made.

5.15.                     Title to Property.  The Company has good and marketable title to all of its assets and properties, including all Mortgage Loans that are owned by the Company, free and clear of all Encumbrances, except for Permitted Encumbrances, and except as set forth in Schedule 5.15.

5.16.                     Employees and Related Agreements; ERISA.

(a)                                 Schedule 5.16(A) sets forth the name of each Benefit Plan maintained by the Seller or any ERISA Affiliate, or to which the Seller or any ERISA Affiliate is obligated to contribute, on behalf of any officer, director, employee or consultant of the Company or any other person who provides services thereto (collectively, the “Seller Benefit Plans”).  The Company has never maintained any Benefit Plan and has no present or potential future liability whatsoever, whether direct, indirect, contingent or otherwise, with respect to any Seller Benefit Plan or any other Benefit Plan previously maintained by Seller or any ERISA Affiliate.  Each Seller Benefit Plan from which any plan of Buyer will be accepting an “eligible rollover distribution” within the meaning of Code Section 402(c)(4) (a “Seller Transferor Plan”) has been in all material respects maintained and operated in conformity with all applicable Requirements of Laws, including the Code and ERISA, and in accordance with the terms of such Transferor Benefit Plan, and no circumstances exist which could result in loss of qualification under Section 401(a) of the Code.  With respect to each Seller Transferor Plan, there is no pending or, to the Knowledge of Seller, threatened (i) Proceeding (other than routine claims for benefits) or (ii) audit, inquiry or examination by any Governmental Body.  Each Seller Transferor Plan has received a favorable determination letter from the IRS that such Seller Transferor Plan is so qualified under the Code or is based on a prototype document that has received a favorable opinion letter from the IRS.

(b)                                 There are no payments of compensation due but unpaid to any director, officer, employee or consultant of the Company (or any other person who provides services to the Company) other than amounts accrued in the ordinary course of business and reflected on the Balance Sheet.

(c)                                  The Company has no liability whatsoever, whether direct, indirect, contingent or otherwise, with respect to (i) a plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), a multiemployer plan (as defined in Section 3(37) of ERISA), or a multiple employer plan subject to Section 4063 or 4064 of ERISA, (ii) a multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA), or (iii) a plan subject to Section 302 of ERISA or Section 412 of the Code.

 (d)          Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with another event) will or can be reasonably expected to entitle any director, officer, employee or consultant to any material payment (including severance pay or similar compensation), any cancellation of material Indebtedness, accelerated payment or vesting or any material increase in compensation.  No amount paid or payable (whether in cash, in property, or in the form of benefits) by Seller or the Company in connection with the transactions contemplated hereby or by any other agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could reasonably be expected to be an “excess parachute payment” within the meaning of Section 280G of the Code.

5.17.       Employee Relations.  Except as set forth in Schedule 5.17, the Company has complied, in all material respects, with all applicable Requirements of Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.  The Company is not a party to, and the Company is not affected by or, to the Knowledge of Seller, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Company.  The Company is not adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of the Company.  Schedule 5.17 sets forth a description of any union organizing or election activities involving any non-union employees of the Company which have occurred since October 1, 2010 or, to the Knowledge of Seller, during the Prior Period, or are threatened as of the date hereof.  The Company is in compliance in all material respects with the Workers Adjustment and Retraining Notification Act (“WARN”) and has no material liabilities pursuant to WARN.

5.18.       Contracts.  Except as set forth in Schedule 5.18 or any other Schedule hereto, as of the Closing, the Company will not be a party to or bound by any Contract.

5.19.       Status of Contracts.  Except as set forth in Schedule 5.19 or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Contracts listed in Schedules 5.10(B), 5.11(B), 5.12(C) and 5.18 (collectively, the “Company Agreements”) constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except for those Company Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) will continue in full force and effect after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party.  The Company has fulfilled and performed its obligations under each of the Company Agreements, and the Company is not in, or, to the Knowledge of Seller, alleged to be in, breach or default under, nor is there or, to the Knowledge of Seller, is there alleged to be any basis for termination of, any of the Company Agreements and, to the Knowledge of Seller, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or, to the Knowledge of Seller, by any such other party.  The Company is not currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder.  Complete and correct copies of each of the Company Agreements have heretofore been delivered to Buyer by Seller.

5.20.       No Violation or Litigation.  Except as set forth in Schedule 5.20:

(i)            none of the Equity Interests, the Company or any of its assets or properties are subject to any Order;

(ii)           the assets and properties of the Company and their uses comply, and since October 1, 2010 and, to the Knowledge of Seller, during the Prior Period, have complied, with all applicable Requirements of Laws, Agency Guides and Orders, other than such instances of noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(iii)          (A) Seller is, and since October 1, 2010 and, to the Knowledge of Seller, during the Prior Period, has been, in compliance with all Requirements of Laws, Agency Guides and Orders which are applicable to the Equity Interests and (B) the Company is, and since October 1, 2010 and, to the Knowledge of Seller, during the Prior Period, has been, in compliance with all Requirements of Laws, Agency Guides and Orders which are applicable to the assets or business of the Company, other than such instances of noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(iv)          there are no Proceedings pending or, to the Knowledge of Seller, threatened against or affecting the Equity Interests, the Company, its assets or business nor, to the Knowledge of Seller, is there any basis for any of the same, other than such Proceedings as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(v)           there are no Proceedings pending in which the Company is the plaintiff or claimant;

(vi)          there is no Proceeding pending or, to the Knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

(vii)         to the Knowledge of Seller, no legislative or regulatory proposal has been adopted or is pending which could reasonably be expected to materially adversely affect the Equity Interests, the Company or the Business.

5.21.       Environmental Matters. Except as set forth in Schedule 5.21:

(a)           Except as has not had and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Leased Real Property is, and has been during the Company’s occupancy thereof, in compliance with all applicable laws concerning pollution, the protection of the environment or human health, worker health and safety, or Hazardous Substances (as defined herein) (collectively, “Environmental Laws”).

(b)           There are no pending or, to the Knowledge of Seller, threatened Proceedings against the Company that seek to impose, or that are reasonably likely to result in, any material liability or obligation on the part of the Company under any Environmental Laws, and the Company is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Body or third Person imposing any liability or obligation with respect to any of the foregoing under any Environmental Laws or in relation to any environmental matter.

(c)           Except as would not be expected to give rise to any material Liability or Losses, there has been no release, discharge, or disposal by the Company of any substance, material, or waste that is defined, listed, or identified as a pollutant or contaminant, or as hazardous, toxic, explosive, corrosive, radioactive, or carcinogenic under any Environmental Law or that is otherwise regulated pursuant to Environmental Laws, including asbestos, polychlorinated biphenyls, petroleum, petroleum derived substances, by-products or wastes (collectively “Hazardous Substances”) nor are Hazardous Substances present in, or on, any Leased Real Property.

(d)           Neither the Seller nor the Company has received any claim or demand relating to the presence of asbestos in or on any Leased Real Property.

5.22.       Insurance.  The Company maintains policies of liability (general and other liability), errors and omissions, workers’ compensation and other forms of insurance and bonds in such amounts and against such risks and losses as are insured against by companies engaged in the same or a similar business.  Schedule 5.22 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent two (2) years with respect to each type of coverage) of all policies of insurance maintained, owned or held by Seller or the Company on the date hereof with respect to the Company’s assets or properties or the Business.  The Company has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner.  Seller has made available to Buyer correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Company’s assets or properties.

5.23.       No Finder.  Neither Seller or the Company nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.24.       Bank Accounts; Powers of Attorney; Minute Book.

(a)           Schedule 5.24 sets forth a complete and correct list of all bank accounts and safe deposit boxes of the Company and persons authorized to sign or otherwise act with respect thereto as of the date hereof and a complete and correct list of all persons holding a general or special power of attorney granted by the Company and a complete and correct copy thereof.

(b)           True and complete copies of the minute books of the Company have been delivered to Buyer.  Such minute books contain true and complete records of all meetings and other action taken by the Board of Directors (or similar governing body) and equityholder of the Company.

5.25.       Related and Other Transactions.

(a)           As of the Closing, the Company will not, directly or indirectly, purchase, lease or otherwise acquire any material property or obtain any material services, or sell, lease or otherwise dispose of any material property or furnish any material services (except with respect to remuneration for services rendered as a director, officer or employee of the Company), in the ordinary course of the Business or otherwise, from or to (i) Seller, (ii) any other Affiliate of the Company, (iii) any Person who is an officer or director of the Company or (iv) any Associate of any person referred to in clause (i), (ii) or (iii) above (collectively, “Related Persons”).  Except as set forth in Schedule 5.25(A), as of the Closing, the Company will not owe any amount to, or have any contract with or commitment to, any Related Person (other than for compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of the Business) and none of such Related Persons will owe any amount to the Company.  An “Associate” of any Person means (x) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (y) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (z) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the person or any of its parents or subsidiaries.

(b)           Except as set forth in Schedule 5.25(B), neither the Company nor any officer, employee or agent or other person acting on its behalf has, directly or indirectly, since October 1, 2010 or, to the Knowledge of Seller, during the Prior Period, offered, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any governmental employee or other person who is or may be in a position to help or hinder the Business (or assist the Company in connection with any actual or proposed transaction) (i) which might subject the Company to any damage or penalty in any Proceeding, (ii) which, if not continued in the future, would, individually or in the aggregate,  have a Material Adverse Effect on the Business, assets, operations or prospects of the Company or which would subject the Company to suit or penalty in any Proceeding, (iii) for any of the purposes described in Section 162(c) of the Code or (iv) for establishment or maintenance of any concealed fund or concealed bank account.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

6.1.         Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own or lease and to operate and use its assets and properties and to carry on its business as now conducted.

6.2.         Authority of Buyer; No Conflict.

(a)           Buyer has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action on the part of Buyer and its board of managers and do not require any further authorization or consent of Buyer or its board of managers.  This Agreement has been duly authorized, executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other parties hereto) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer (assuming due authorization, execution and delivery by the other parties thereto) will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)           Except as provided in Schedule 6.2, neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, in each case by Buyer, will:

(i)            conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the certificate of formation or operating agreement of Buyer, (B) any material Contract, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its assets or properties is subject or by which Buyer is bound, (C) any Order to which Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting Buyer, except in the case of clauses (B), (C) and (D), as could not, individually or in the aggregate, materially and adversely affect the ability of Buyer to carry out its obligations under, or to consummate the transactions contemplated by, this Agreement; or

(ii)           require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except where the failure by Buyer to obtain such approval, consent, authorization or act, or make such declaration, filing or registration, could not, individually or in the aggregate, materially and adversely affect the ability of Buyer to carry out its obligations under, or to consummate the transactions contemplated by, this Agreement.

6.3.         No Finder.  Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.4.         No Litigation.  There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement.

6.5.         Investment Representation.  The Equity Interests are being acquired by Buyer for its own account for investment, and not with a view to the sale or distribution of any part thereof without registration under the Securities Act of 1933 or pursuant to an applicable exemption therefrom. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Equity Interests. Buyer has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the transactions contemplated hereby.

6.6.         Financial Capability.  Buyer has sufficient funds, together with financial commitments from third parties, to purchase the Equity Interests on the terms and conditions contemplated by this Agreement and to consummate the transactions contemplated hereby and has sufficient funds to perform its obligations after the Closing Date.  Buyer has provided Seller with evidence of Buyer’s financial capacity, including financial commitments from third parties, to consummate to transactions contemplated by this Agreement.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1.         Investigation by Buyer.  Seller shall, and shall cause the Company to, afford the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees, Contracts and business and financial records (including computer files, retrieval programs and similar documentation) of the Company and its Affiliates to the extent Buyer shall reasonably deem necessary and shall furnish to Buyer or its authorized representatives such additional information concerning the Equity Interests, the Business and the assets, properties and operations of the Company and its Affiliates as shall be reasonably requested, including all such information as shall be reasonably necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in ARTICLE IX have been satisfied; provided, however, that: (i) Seller and the Company shall not be required to violate any Requirements of Laws or Orders or obligation of confidentiality to which Seller or the Company is subject or to waive any attorney-client privilege which any of them may possess in discharging their obligations pursuant to this Section 7.1; (ii) Seller and the Company shall not be required to furnish or otherwise make available to Buyer nonpublic personal information of borrowers; and (iii) Buyer shall not, without the prior written consent of Seller, contact or communicate with any correspondent lender of the Company with respect to or in connection with the transactions contemplated by this Agreement.  Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Business.  No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller hereunder.  Prior to the Closing, Buyer shall use its commercially reasonable efforts to notify Seller if, to the Knowledge of Buyer, Seller is in breach of its representations and warranties hereunder; provided that failure to give such notice shall not relieve Seller of its indemnification obligations hereunder except (and only) to the extent that Seller shall have been materially prejudiced by such failure.

7.2.         Notification of Certain Matters.

(a)           Each party shall promptly notify the other of any Proceeding that shall be instituted or, to such party’s Knowledge, threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b)           During the period prior to the Closing Date, Seller will notify Buyer of (i) any Material Adverse Change, (ii) any Proceeding that is brought, asserted, commenced or, to the Knowledge of Seller, threatened against the Company which would have been listed in Schedule 5.20 if such Proceeding had arisen prior to the date hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any material default under any Company Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has Knowledge.

7.3.         Consents of Third Parties; Governmental Approvals.

(a)           Seller and Buyer will act diligently and reasonably in attempting to obtain, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Company Agreement required to be obtained to assign and transfer the Equity Interests and Control of the Company to Buyer or to otherwise satisfy the conditions set forth in Section 9.7; provided that neither Seller nor Buyer nor the Company shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that Seller shall not make any agreement or understanding affecting the Equity Interests, the Company or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed.

(b)           During the period prior to the Closing Date, Seller and Buyer shall act diligently and reasonably, and shall cooperate with each other, in making any required filing or notification with, and in attempting to obtain any consents and approvals of any Governmental Body required to be obtained by them in order to assign or transfer any Governmental Permits to Buyer, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 9.6; provided that Seller shall not make any agreement or understanding affecting the Equity Interests, the Company or its assets or Business as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed.  For the avoidance of doubt, nothing in this Section 7.3 shall be deemed to affect or in any way alter the conditions to Closing set forth in ARTICLE IX.

7.4.         Operations Prior to the Closing Date.

(a)           Except as set forth in Schedule 7.4 or as contemplated by this Agreement or except with the written approval of Buyer, which Buyer agrees shall not be unreasonably withheld or delayed, Seller shall use its reasonable efforts to operate and shall use its reasonable efforts to cause the Company to carry on the Business only in the ordinary course and substantially as presently operated.  Consistent with the foregoing, Seller shall cause the Company to keep and maintain the material assets of the Company in good operating condition and repair and shall use its reasonable best efforts consistent with good business practice to maintain the business organization of the Company intact and preserve the goodwill of the employees, brokers, lenders and others having business relations with the Company.  In connection therewith, Seller shall not, and shall not permit the Company to, with respect to any employee of the Company, (i) transfer such employee to Seller or an Affiliate of Seller, (ii) offer such employee employment by Seller or an Affiliate of Seller after the Closing Date or (iii) otherwise attempt to persuade any such employee to terminate his or her relationship with the Company or not to continue employment with the Company after the Closing.

(b)           In addition, and without limiting Section 7.4(a), except as expressly contemplated by this Agreement or except with the express written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), Seller shall not, with respect to the Equity Interests, the Company or the Business, and Seller cause the Company not to:

(i)            amend its articles of incorporation or by-laws (or similar organizational documents);

(ii)           issue, grant, sell or encumber any shares of its capital stock or other securities, or issue, grant, sell or encumber any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of its capital stock or other securities or make any other changes in the equity capital structure of the Company;

(iii)          make any change in the Business or the operations of the Company outside the ordinary course of business;

(iv)          make any capital expenditure or enter into any contract or commitment therefor in excess of $50,000; provided that, in the ordinary course of business consistent with past practice, the Company may originate loans secured by 1-to-4 family residential real estate in an aggregate principal amount not to exceed $2,000,000 per month; provided further that Seller shall not originate any loans secured by real estate on behalf of the Company or transfer any loans secured by real estate to the Company;

(v)           (A) enter into any Contract which would have been a Company Agreement if in effect on the date hereof, (B) enter into any Contract which would require the consent of a third party in connection with the consummation of the transactions contemplated by this Agreement or (C) modify, amend, terminate or grant any consent or waiver under any Company Agreement or any Contract that would have been a Company Agreement if it were in effect on the date hereof;

(vi)          sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from the Company to Seller or any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of (A) the Equity Interests or (B) the assets or properties of the Company, other than, in the case of this clause (B), Permitted Encumbrances;

(vii)         cancel any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

(viii)        create, incur or assume, or agree to create, incur or assume, any Indebtedness or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13), other than in the ordinary course of business;

(ix)          accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates involving more than $25,000 when the same would have been collected in the ordinary course of the Business consistent with past practice;

(x)           delay or accelerate payment of any account payable or other liability of the Company beyond or in advance of its due date or the date involving more than $25,000 when such liability would have been paid in the ordinary course of the Business consistent with past practice;

(xi)          except as expressly contemplated by Section 7.9, make, or agree to make, any distribution or other disposition of assets (other than cash and cash equivalents) to Seller or any of its Affiliates;

(xii)         institute any material increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to employees of the Company, except for payments related to stay bonus, transaction completion bonus, severance payments or other similar payments made on or prior to the Closing Date as a result of this Agreement or the transactions contemplated hereby;

(xiii)        make any material increase in the compensation of the employees of the Company, other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

(xiv)        (A) except as required by applicable Requirements of Law, prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), or (B) settle or otherwise compromise any claim related to Taxes, enter into any closing agreement or similar agreement related to Taxes, otherwise settle any dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(xv)         make any change in the accounting policies applied in the preparation of the financial statements contained in Schedule 5.4, unless such change is required by GAAP;

(xvi)        originate, acquire, hold, sell, transfer, securitize or hedge loans secured by real estate; provided that, in the ordinary course of business consistent with past practice, the Company may originate loans secured by 1-to-4 family residential real estate in an aggregate principal amount not to exceed $2,000,000 per month; provided further that Seller shall not originate any loans secured by real estate on behalf of the Company or transfer any loans secured by real estate to the Company; or

(xvii)       make any material change in internal control over financial reporting, other than any change required by GAAP or any change made by Seller with respect to all of its Controlled Affiliates.

(c)           The Company shall keep all insurance policies set forth on Schedule 5.22, or suitable replacements therefor, in full force and effect through the Closing Date.

7.5.         Acquisition Proposals.  Seller shall not, and shall not authorize or permit any officer, director or employee of Seller or any Affiliate of Seller or authorize any investment banker, attorney, accountant or other representative retained by Seller or any Affiliate of Seller to, directly or indirectly, solicit or encourage, or furnish information with respect to the Equity Interests or the Company to or engage in any discussions with any Person in connection with, any proposal for the acquisition of any portion of the Equity Interests or assets or properties of the Company, other than as contemplated by this Agreement and except in the ordinary course of Business consistent with past practice.

7.6.         Conversion.  Prior to the Closing, Seller shall cooperate with Buyer in causing the conversion of the Company from a corporation to a limited liability company in accordance with the Requirements of Law of the State of Michigan on terms acceptable to Buyer.

7.7.         Interim Financial Statements.  As promptly as practicable following the completion of the audit for the 2013 fiscal year, Seller shall deliver to Buyer the audited balance sheet of the Company as of December 31, 2013 and the related statements of income and cash flows for the year then ended, together with the appropriate notes to such financial statements.  As promptly as practicable following the last day of each month, prior to the Closing Date, Seller shall deliver to Buyer monthly financial reports in the form that the Company customarily prepares for internal use and, if available, unaudited statements of the financial position of the Company as of the last day of each month and statements of income and changes in cash flows of the Company for the month then ended.  Such financial statements shall be prepared in conformity with GAAP consistently applied.

7.8.         Mortgage Loan Data Tape.  Seller shall deliver to Buyer not later than three (3) Business Days prior to the Closing Date an updated data tape containing the information of the same categories and same format as in the Mortgage Loan Data Tape with respect to each Mortgage Loan.  All the information included in such data tape will be true and correct in all material respects as of the date that is three (3) Business Days prior to the Closing Date.

7.9.         Termination of Contracts and Obligations.

(a)           Effective as of the Closing, and except as set forth on Schedule 7.9, Seller shall cause (a) all Contracts between or among the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, to be terminated in full, without any liability or obligation of the Company thereunder following the Closing, and (b) all liabilities and obligations arising between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, to be settled, extinguished and released; provided, however, that the foregoing shall not apply to any Buyer Ancillary Agreement or Seller Ancillary Agreement or any liability or obligation thereunder.

(b)           Prior to the Closing, and except as set forth on Schedule 5.18, Seller shall cause all Contracts between or among the Company, on the one hand, and any other Person or Persons, on the other hand, to be terminated in full, or shall cause the Company to be released therefrom, in each case without any liability or obligation of the Company thereunder following the Closing.

7.10.       FIRPTA Certificate.  Seller shall deliver to Buyer a certification of non-foreign status, in form and substance reasonably satisfactory to Buyer, in accordance with Treasury Regulation § 1.445-2(b), with respect to which Buyer shall not have actual knowledge that such certification is false and shall not have received a notice that such certification is false pursuant to Treasury Regulation § 1.445-4.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1.         Guarantee(a). IRES hereby unconditionally and irrevocably guarantees to Buyer, and covenants and agrees to be jointly and severally liable with Seller for, the due and punctual performance of each and every obligation of Seller arising under this Agreement, including under ARTICLE XI.  The obligation of IRES under this Section 8.1 is a continuing guaranty and shall remain in effect, and the obligations of IRES shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice to or consent of IRES:  (i) the compromise, settlement, release, change, modification, amendment (except to the extent of such compromise, settlement, release, change, modification or amendment) of any or all of the obligations, duties, covenants, or agreements of any party under this Agreement; or (ii) the extension of the time for performance or payment of money pursuant to this Agreement, or of the time for performance of any other obligations, covenants or agreements under or arising out of this Agreement or the extension or the renewal thereof, except to the extent of such extension of time.

(b)           IRES hereby represents and warrants to and agrees with Buyer as follows:

(i)            IRES is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own or lease and to operate and use its assets and properties and to carry on its business as now conducted.

(ii)           IRES has all requisite corporate power and authority to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by IRES have been duly authorized and approved by all necessary action on the part of IRES and its stockholder and do not require any further authorization or consent of IRES or its stockholder.  This Agreement has been duly authorized, executed and delivered by IRES and (assuming due authorization, execution and delivery by the other parties hereto) is the legal, valid and binding agreement of IRES enforceable in accordance with its terms.

(iii)          Neither the execution and delivery of this Agreement nor compliance with or fulfillment of the terms, conditions and provisions hereof, in each case by IRES, will:

(A)          conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the articles of incorporation or by-laws of IRES, (2) any material Contract, license, franchise, permit or other authorization, right, restriction or obligation to which IRES is a party or any of its assets or properties is subject or by which IRES is bound, (3) any Order to which IRES is a party or by which it is bound or (4) any Requirements of Laws affecting IRES, except in the case of clauses (2), (3) and (4) as could not, individually or in the aggregate, materially and adversely affect the ability of IRES to carry out its obligations under, or to consummate the transaction contemplated by, this Agreement; or

(B)          require the approval, consent, authorization or act of, or the making by IRES of any declaration, filing or registration with, any Person, except where the failure by IRES to obtain such approval, consent, authorization or act, or to make such declaration, filing or registration, could not, individually or in the aggregate, materially and adversely affect the ability of IRES to carry out its obligations under, or to consummate the transactions contemplated by, this Agreement.

(iv)          There is no Proceeding pending or, to the knowledge of IRES, threatened against IRES which questions the legality or propriety of the transactions contemplated by this Agreement.

8.2.         Taxes.

(a)           Liability for Taxes.

(i) Seller shall be liable for and pay, and pursuant to ARTICLE XI shall indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (A) Taxes imposed on the Company or for which the Company may otherwise be liable as a result of having been a member of a Company Group (including Taxes for which the Company may be liable pursuant to Treasury Regulation § 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Company Group and any Taxes resulting from the ceasing to be a member of any Company Group) and (B) Taxes imposed on the Company or for which the Company may otherwise be liable for any taxable year or period that ends on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date (the “Pre-Closing Tax Period”), except, in each case, to the extent such Taxes were included on the Closing Date Balance Sheet and taken into account in determining the Adjusted Purchase Price.

(ii)  For purposes of paragraph (a)(i), whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date, provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis.

(iii)  Seller shall be entitled to the amount of any refund or credit of Taxes of the Company (including any interest relating thereto) with respect to a Pre-Closing Tax Period to the extent such Taxes were paid by the Company prior to the Closing or by a Seller after the Closing pursuant to Section 8.2(a) or ARTICLE XI which refund or credit is actually recognized by Buyer or its Affiliates (including the Company) after the Closing, net of any cost to Buyer and its Affiliates attributable to the obtaining and receipt of such refund or credit, except to the extent such refund or credit arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date or such refund or credit was included on the Closing Date Balance Sheet and taken into account in determining the Adjusted Purchase Price.  Buyer shall pay, or cause to be paid, to Seller any amount to which Seller is entitled pursuant to the prior sentence within fifteen (15) days of the receipt or recognition of the applicable refund or credit by Buyer or its Subsidiaries.  To the extent requested by Seller, Buyer will reasonably cooperate with Seller in obtaining such refund or credit, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims.  To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Body, Seller agrees promptly to repay the amount of such refund or credit to Buyer.  Buyer shall be entitled to any refund or credit with respect to Taxes (including any interest relating thereto) that results from the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to the Company and, to the extent such refund is actually received by Seller or its Affiliates, any such refund or credit shall be paid by Seller to Buyer within fifteen (15) days of the receipt of such refund by Seller.  Buyer shall be entitled to any refund or credit included on the Closing Date Balance Sheet and taken into account in determining the Adjusted Purchase Price.  Buyer and Seller shall take reasonable steps as may be requested by the other Party to obtain any refund or credit to which such Party is entitled under this subparagraph (iii).

(iv)  Buyer shall be liable for and pay, and pursuant to ARTICLE XI shall indemnify and hold harmless Seller from and against any and all Losses incurred by Seller in connection with or arising from any real property transfer Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

(b)           Tax Returns.  Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all Tax Returns that are required to be filed by or with respect to the Company on a combined, consolidated or unitary basis with Seller or any Affiliate thereof (other than the Company) and (y) all other Tax Returns that are required to be filed by or with respect to the Company on or prior to the Closing Date (including the final federal, state, local and other income Tax Returns of the Company).  In each case Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company after the Closing Date and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  At least thirty (30) days prior to the due date (taking into account any extension) for the filing of Tax Returns relating to Taxes arising or with respect to periods on or prior to the Closing Date, Buyer shall deliver to Seller a draft of such Tax Returns.  Buyer shall consider in good faith any comment that Seller submits to Buyer at least fifteen (15) days prior to the due date of such Tax Returns.  Seller or Buyer shall reimburse the other party the Taxes for which Seller or Buyer is liable pursuant to paragraph (a) of this Section 8.2 but which are remitted in respect of any Tax Return to be filed by the other party pursuant to this paragraph (b) upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event earlier than ten (10) days prior to the due date for paying such Taxes, except, in the case of amounts owed by Seller to Buyer, to the extent such Taxes were included on the Closing Date Balance Sheet and taken into account in determining the Adjusted Purchase Price.  For the avoidance of doubt, such reimbursement obligations shall not be subject to the limitations on indemnification set forth in ARTICLE XI.

(c)           Contest Provisions.

(i) Buyer shall notify Seller in writing upon receipt by Buyer, any of its Affiliates or, after the Closing Date, the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any Pre-Closing Tax Period; provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification under this Agreement except to the extent such failure materially impairs Seller’s ability to contest any such Tax liabilities.

(ii)  Seller shall have the sole right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to a Tax liability for which Seller would be required to indemnify Buyer Group Members pursuant to paragraph (a) of this Section 8.2 and that relates solely to a taxable year or period ending on or before the Closing Date, and to employ counsel of Seller’s choice at Seller’s expense; provided, however, that Seller shall have no right to represent the Company’s interests in any Tax audit or administrative or court proceeding unless (1) Seller shall have first notified Buyer in writing of Seller’s intention to do so and of the identity of counsel, if any, chosen by Seller in connection therewith, and (2) that Seller agrees with Buyer that, as between Buyer and Seller, Seller shall be liable for any Losses or Expenses relating to Taxes for a Pre-Closing Tax Period that result from such audit or proceeding; provided, further, that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding.  Notwithstanding the foregoing, neither Seller nor any Affiliate of Seller shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of any Buyer Group Member, the Company or any Affiliate thereof for any period after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(iii)  Buyer shall have the sole right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to Tax liabilities other than those for which Seller has exercised such right pursuant to paragraph (c)(ii) of this Section 8.2 and to employ counsel of Buyer’s choice at Buyer’s expense, provided, that Seller and its representatives shall be permitted, at Seller’s expense, to be present at, and participate in, any such audit or proceeding relating to Taxes arising or with respect to Pre-Closing Tax Periods, and, provided, further, that Buyer shall not be entitled to settle or compromise, either administratively or after the commencement of litigation, any such audit or proceeding relating to Taxes arising or with respect to periods on or before the Closing Date without the prior written consent of Seller, which consent shall not be unreasonably withheld.  Buyer shall have the sole right to defend the Company with respect to any issue, and settle or compromise any issue, arising in connection with any Tax audit or administrative or court proceeding to the extent Buyer shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue and to indemnify Seller and hold Seller harmless from any Losses or Expenses resulting from any such settlement or compromise. In such case, Buyer agrees to keep Seller reasonably informed of the progress of any such audit or proceeding.

(iv)  Nothing herein shall be construed to impose on Buyer any obligation to defend the Company in any Tax audit or administrative or court proceeding. Any proceeding with respect to which Seller does not assume control in accordance with this Section 8.2(c) may be settled or compromised in the discretion of Buyer, and any such settlement or compromise shall not affect any Buyer Group Member’s right to indemnification under this Agreement.

(d)           Assistance and Cooperation.  After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to):

(i)  timely sign and deliver such certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in paragraph (a)(iii) of this Section 8.2 (relating to sales, transfer and similar Taxes);

(ii)  reasonably assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with paragraph (b) of this Section 8.2, and in connection therewith, provide the other party with any necessary powers of attorney;

(iii)  reasonably cooperate in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

(iv)  make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company or such other information as is reasonably necessary to enable the other to prepare its Tax Returns; and

(v)  furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

(e)           Termination of Tax Allocation Arrangements.  Any Tax Sharing Arrangement entered into by Seller or any Affiliate of Seller, on the one hand, and the Company, on the other hand, shall be terminated as to the Company on or prior to the Closing, and after the Closing the Company shall not have any liability thereunder.

(g)           Survival of Obligations.  Notwithstanding anything to the contrary in this Agreement, and notwithstanding Section 13.1 of this Agreement, the obligations of the parties set forth in this Section 8.2 shall survive until sixty (60) days after the expiration of all applicable statutes of limitation (taking into account extensions thereof), and shall not be subject to the limitations on indemnification set forth in ARTICLE XI; provided, however, that Seller’s obligation to indemnify Buyer pursuant to Section 8.2(a)(i)(B) shall not exceed the Adjusted Purchase Price.  Buyer shall not, without the prior written consent of Seller (which shall not be unreasonably withheld), cause the Company to engage in any transaction on the Closing Date after the Closing that is outside the ordinary course of business, that may result in any increased Tax liability for which Seller would be required to provide indemnification pursuant to this Agreement.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall be subject to the satisfaction (or waiver by Buyer), on or prior to the Closing Date, of the following conditions:

9.1.         Representations and Warranties of Seller.  (i) Each of the representations and warranties of Seller contained in this Agreement that is qualified by materiality, in all material respects, Material Adverse Change, Material Adverse Effect or words of like import (disregarding all such qualifications) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall have been true and correct in all respects as of such date), and except where the failure of such representations and warranties to be true and correct could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) each of the representations and warranties of Seller that is not qualified by materiality, in all material respects, Material Adverse Change, Material Adverse Effect or words of like import shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall have been true and correct in all material respects as of such date), and (iii) Buyer shall have received a certificate to the effect set forth in clauses (i) and (ii), dated the Closing Date and signed by an authorized officer of Seller.

9.2.         Performance of Obligations and Covenants of Seller.  Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller on or before the Closing Date, and Buyer shall have received a certificate to such effect, dated the Closing Date and signed by an authorized officer of Seller.

9.3.         No Material Adverse Change.  Between the date hereof and the Closing Date, there has been no fact, occurrence, condition, circumstance, change, effect, event or development that has had, individually or in the aggregate, a Material Adverse Change, and Buyer shall have received certificate to such effect, dated the Closing Date and signed by an authorized officer of Seller.

9.4.         No Injunctions or Restraints.  No Requirements of Laws or Order enacted, entered, promulgated, enforced or issued by any Governmental Body or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

9.5.         Absence of Proceedings.  There shall not be pending or threatened any Proceeding challenging or seeking to restrain or prohibit any transaction contemplated by this Agreement or seeking to obtain any damages from any party hereto or any of its Affiliates in connection with the transactions contemplated by this Agreement.

9.6.         Necessary Governmental Approvals.  The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified in Schedule 6.2 or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws or Agency Guides or which are necessary to prevent a Material Adverse Change, and such approvals and actions shall not have (a) imposed any restrictions, limitations or other conditions, or required Buyer to take or refrain from taking any action, in each case that, individually or in the aggregate, would (i) result in a material impairment of the benefits, taken as a whole, which Buyer reasonably expects to derive from the consummation of the transactions contemplated by this Agreement and the Buyer Ancillary Agreements had Buyer not been obligated to take or refrain from taking or agreeing to take or refrain from taking such action or suffer to exist such restriction, limitation or other condition, (ii) have a material adverse effect the assets, liabilities, properties, operations, results of operations or condition (financial or otherwise) of Buyer or its Affiliates or (iii) have a Material Adverse Effect or (b) imposed any requirement to operate in a specified manner or discontinue or limit, before or after the Closing Date, any assets, liabilities, businesses, operations, or interest in any assets or businesses of Buyer, the Company or any of their respective Affiliates, including any requirement to retain a specified number of employees.

9.7.         Necessary Consents.  Seller shall have received consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from the other parties to all Contracts to which the Company is a party or by which the Company or any of the its assets is affected and which are specified in Schedule 9.7.

9.8.         Conversion.  The Company shall have been converted from a corporation to a limited liability company in accordance with Section 7.6.

9.9.         Closing Deliveries.  Seller and IRES shall have delivered or caused to be delivered to Buyer all of the other documents and agreements required to be delivered at Closing pursuant to Section 4.4.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall be subject to the satisfaction (or waiver by Seller), on or prior to the Closing Date, of the following conditions:

10.1.       Representations and Warranties of Buyer.  (i) Each of the representations and warranties of Buyer contained in this Agreement that is qualified by materiality, in all material respects or words of like import (disregarding all such qualifications) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall have been true and correct in all respects as of such date), and except where the failure of such representations and warranties to be true and correct could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, (ii) each of the representations and warranties of Buyer that is not qualified by materiality, in all material respects or words of like import shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall have been true and correct in all material respects as of such date), and (iii) Seller shall have received a certificate to the effect set forth in clauses (i) and (ii), dated the Closing Date and signed by an authorized officer of Buyer.

10.2.       Performance of Obligations and Covenants of Buyer.  Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or before the Closing Date, and Seller shall have received a certificate to such effect, dated the Closing Date and signed by an authorized officer of Buyer.

10.3.       No Injunctions or Restraints.  No Requirements of Laws or Order enacted, entered, promulgated, enforced or issued by any Governmental Body or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

10.4.       Absence of Proceedings.  There shall not be pending or threatened any Proceeding challenging or seeking to restrain or prohibit any transaction contemplated by this Agreement or seeking to obtain any damages from any party hereto or any of its Affiliates in connection with the transactions contemplated by this Agreement.

10.5.       Necessary Governmental Approvals.  The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified in Schedule 6.2 or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws or Agency Guides or which are necessary to prevent a Material Adverse Change.

10.6.       Closing Deliveries.  Buyer shall have delivered or caused to be delivered to Seller all of the other documents and agreements required to be delivered at Closing pursuant to Section 4.3.

ARTICLE XI

INDEMNIFICATION

11.1.       Indemnification by Seller.

(a)           From and after the Closing Date, Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with, as a result of or arising from:

(i)            any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto;

(ii)           any breach by Seller of any of its covenants or agreements, or any failure of Seller to perform any of its obligations, in this Agreement;

(iii)          any claim by B. Thomas Smith III, including any Proceeding brought by B. Thomas Smith III arising out of or relating to the acquisition of issued and oustanding capital stock of the Company by Seller on March 30, 2013 or August 9, 2013, whether brought prior to, on or after the Closing Date; and

(iv)          any repurchase liabilities or other obligations with respect to any loan secured by real estate that is or was originated, acquired, owned, sold, transferred, securitized, hedged or serviced by or on behalf of the Company or any predecessor to the

Company prior to the Closing, except to the extent such Losses or Expenses arise from the performance by the Company of the servicing obligations with respect to such loan after the Closing and do not arise out of any breach or default by the Company or any Seller Group Member on or prior to the Closing Date;

provided, however, that:

(A)          Seller shall not be required to indemnify and hold harmless under clause (i) of this Section 11.1(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1 (Organization of the Company; Title to Equity Interests), 5.2 (Subsidiaries and Investments), 5.3(a) (Organization and Authority of Seller), 5.7 (Taxes) and 5.23 (No Finder), as to which this proviso shall have no effect) if the aggregate amount of such Losses and Expenses related to any individual claim or series of related claims does not exceed $10,000; provided, that, once such amount is exceeded, Seller shall indemnify the Buyer Group Members for the entire amount of such Losses and Expenses (subject to clauses (B) and (C) below);

(B)          Seller shall not be required to indemnify and hold harmless under clause (i) of this Section 11.1(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1 (Organization of the Company; Title to Equity Interests), 5.2 (Subsidiaries and Investments), 5.3(a) (Organization and Authority of Seller), 5.7 (Taxes) and 5.23 (No Finder), as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Seller exceeds $100,000, and once such amount is exceeded, Seller shall indemnify the Buyer Group Members for the amount of such Losses and Expenses in excess of $100,000; and

(C)          the aggregate amount required to be paid by Seller pursuant to clause (i) of this Section 11.1(a) (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1 (Organization of the Company; Title to Equity Interests), 5.2 (Subsidiaries and Investments), 5.3(a) (Organization and Authority of Seller; No Conflict), 5.7 (Taxes) and 5.23 (No Finder), as to which this proviso shall have no effect) shall not exceed $1,500,000.

(b)           The indemnification provided for in Section 11.1(a) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 11.1(a) thereafter), except that the indemnification by Seller shall continue as to:

(i)            the representations and warranties set forth in Sections 5.1 (Organization of the Company; Title to Equity Interests), 5.2 (Subsidiaries and Investments), 5.3(a) (Organization and Authority of Seller) and 5.23 (No Finder) and the covenants of Seller set forth in Sections 8.2 and 13.2, as to all of which no time limitation shall apply;

(ii)           the covenants of Seller set forth in Sections 13.6 and 13.13, which shall survive until thirty-six (36) months after the Closing Date;

(iii)                               the representations and warranties set forth in Sections 5.7 (Taxes) and 5.16 (Employees and Related Agreements; ERISA), which shall survive until thirty (30) days after the expiration of the applicable statute of limitations;

(iv)                              the covenants of Seller set forth in Sections 7.9(b) and 11.1(a)(iii), as to which no time limitation shall apply;

(v)                                 the covenants of Seller set forth in Section 11.1(a)(iv), which shall survive until four (4) years after the Closing Date; and

(vi)                              any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this ARTICLE XI, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this ARTICLE XI.

(c)                                  For purposes of this Section 11.1, if any representation or warranty of Seller contained in this Agreement is qualified in any respect by materiality, in all material respects, Material Adverse Change, Material Adverse Effect or words of like import, such materiality, in all material respects, Material Adverse Change and Material Adverse Effect qualifiers or other qualifiers of like import shall be ignored in determining whether such representation is inaccurate or warranty has been breached and in determining the amount of any Loss or Expense.

11.2.                     Indemnification by Buyer.

(a)                                 Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with, as a result of or arising from:

(i)                                     any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto; and

(ii)                                  any breach by Buyer of any of its covenants or agreements, or any failure by Buyer to perform any of its obligations, in this Agreement;

provided, however, that:

(A)                               Buyer shall not be required to indemnify and hold harmless under clause (i) of this Section 11.2(a) with respect to Losses and Expenses incurred by Seller Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 6.1 (Organization of Buyer), 6.2(a) (Authority of Buyer) and 6.3 (No Finder), as to which this proviso shall have no effect) if the aggregate amount of such Losses and Expenses related to any individual claim or series of related claims does not exceed $10,000; provided, that, once such amount is exceeded, Buyer shall indemnify the Seller Group Members for the entire amount of such Losses and Expenses (subject to clauses (B) and (C) below);

(B)                               Buyer shall not be required to indemnify and hold harmless under clause (i) of this Section 11.2(a) with respect to Losses and Expenses incurred by Seller Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 6.1 (Organization of Buyer), 6.2(a) (Authority of Buyer) and 6.3 (No Finder), as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Buyer exceeds $100,000, and once such amount is exceeded, Buyer shall indemnify the Seller Group Members for the amount of such Losses and Expenses in excess of $100,000; and

(C)                               the aggregate amount required to be paid by Buyer pursuant to clause (i) of this Section 11.1(a) (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 6.1 (Organization of Buyer), 6.2(a) (Authority of Buyer) and 6.3 (No Finder), as to which this proviso shall have no effect) shall not exceed $1,500,000.

(b)                                 The indemnification provided for in Section 11.2(a) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by Seller under Section 11.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

(i)                                     the representations and warranties of Buyer set forth in Sections 6.1 (Organization of Buyer), 6.2(a) (Authority of Buyer) and 6.3 (No Finder) and the covenants of Buyer set forth in Sections 8.2 and 13.2, as to all of which no time limitation shall apply; and

(ii)                                  the covenants of Buyer set forth in Sections 13.6 and 13.13, which shall survive thirty-six (36) months after the Closing Date; and

(iii)                               any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this ARTICLE XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this ARTICLE XI.

11.3.                     Notice of Claims.

(a)                                 Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of (i) any pending or threatened claim, action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such claim, action or suit being a “Third Person Claim”) shall be given promptly after the action or suit is commenced and (ii) any Third Person Claim that involves a written demand by a third Person that the Company repurchase any mortgage loan sold to such third Person shall be given within ten (10) days after the Company’s receipt of such written demand; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except (and only) to the extent it shall have been materially prejudiced by such failure.

(b)                                 After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this ARTICLE XI shall be determined:  (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

11.4.                     Third Person Claims.

(a)                                 Subject to Section 11.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:

(i)                                     the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and

(ii)                                  the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within fourteen (14) days after the making of such request, to acknowledge and agree in writing that, if such Third Person Claim shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party.

Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(b)                                 If any Third Person Claim against any Indemnified Party involves a claim for money damages and the amount of such money damages, together with the aggregate amount of any Losses or Expenses previously paid or payable by the Indemnitor hereunder, is less than $1,500,000 and, where Seller is the Indemnitor, (i) will have no continuing effect in any material respect on the Business or the assets, properties or operations of the Company and (ii) does not involve a Governmental Body or Governmental Permit, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

11.5.                     Adjustment to Adjusted Purchase Price.  Buyer and Seller agree to report each indemnification payment made in respect of a Loss or Expense as an adjustment to the Adjusted Purchase Price for federal income Tax purposes except as otherwise required by applicable Requirements of Law.

11.6.                     Coordination with Tax Contest.  If there shall be any conflicts between the provisions of this ARTICLE XI and Section 8.2(c) (relating to Tax contests), the provisions of Section 8.2(c) shall control with respect to Tax contests.

11.7.                     Exclusive Remedy.  Except for remedies that cannot be waived as a matter of law, claims based on fraud, claims for equitable relief and injunctive and provisional relief (including specific performance), if the Closing occurs, this ARTICLE XI shall be the exclusive remedy for breaches of this Agreement.

11.8.                     Mitigation.  Each of the parties agrees to take all commercially reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses or Expenses that are indemnifiable hereunder.

ARTICLE XII

TERMINATION

12.1.                    Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)                                by the mutual consent of Buyer and Seller;

(b)                                 by Buyer or Seller if the Closing shall not have occurred on or before June 3, 2014 (or such later date as may be mutually agreed to by Buyer and Seller);

(c)                                  by Buyer in the event of any material breach by Seller of any of Seller’s agreements, representations or warranties contained herein and the failure of Seller to cure such breach within seven (7) days after receipt of notice from Buyer requesting such breach to be cured; or

(d)                                 by Seller in the event of any material breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within seven (7) days after receipt of notice from Seller requesting such breach to be cured.

12.2.                     Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other party to this Agreement.

12.3.                     Effect of Termination.  If this Agreement is terminated pursuant to this ARTICLE XII, all further obligations of the parties under this Agreement (other than Sections 13.2 and 13.10) shall be terminated without further liability of any party to the other, provided, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.  Each party’s right of termination under Section 12.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

ARTICLE XIII

GENERAL PROVISIONS

13.1.                     Survival of Obligations.  All covenants, agreements and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.  Each representation and warranty contained in ARTICLE V or ARTICLE VI shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made pursuant to ARTICLE XI (at which time such representation or warranty shall terminate).

13.2.                     Confidential Nature of Information.  Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith.  Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors).  No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Equity

Interests; provided, however, that after the Closing, Buyer may use or disclose any confidential information with respect to or about the Company or otherwise reasonably related to the Business or the Equity Interests.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable Requirements of Laws or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

13.3.                     No Public Announcement.  No party hereto shall, without the approval of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Requirements of Laws or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.  Notwithstanding the foregoing, in no event shall any press release or other public announcement disclose the identity of Buyer or any of its Affiliates, other than with the prior written approval of Buyer.

13.4.                     Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered, if delivered personally, (ii) if transmitted by fax, when confirmation of transmission is received, (iii) when sent, if sent by email, or (iv) if sent by registered or certified mail, return receipt requested, or by private courier, when received; and shall be addressed as follows:

If to Buyer, to:

Aris Mortgage Holding Company, LLC

with copies (which shall not constitute notice) to:

Athene Asset Management LLC

and

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:	Luke J. Valentino (email: lvalentino@sidley.com)
Facsimile:	(312) 853-7036

If to Seller, to:

Excel Mortgage Servicing, Inc.
19500 Jamboree Road
Irvine, California 92612
Attention:	Ron Morrison (email: ron.morrison@impaccompanies.com)
Facsimile:	(949) 706-6208

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
Attention:	William J. Cernius (email: william.cernius@lw.com)
Facsimile:	(714) 755-8290

or to such other address as such party may indicate by a notice delivered to the other party hereto.

13.5.                     Successors and Assigns; No Third-Party Beneficiaries.

(a)                                 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that, prior to the Closing, no party hereto may assign any right or obligation hereunder without the prior written consent of all other parties hereto, except that Buyer may without the prior written consent of Seller or IRES assign its rights or obligations under this Agreement to any Affiliate of Buyer.  Following the Closing, any party hereto may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b)                                 Except for ARTICLE XI, which is intended to benefit, and to be enforceable by, the Buyer Group Members and Seller Group Members, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person (other than the parties hereto and their respective successors and permitted assigns) any right, remedy or claim under or by reason of this Agreement.

13.6.                     Access to Records after Closing.

(a)                                 For a period of six (6) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Company transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Company or the Business prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6.  If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six (6) year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

(b)                                 For a period of six (6) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Equity Interests, the Company or the Business which Seller or any of its Affiliates may retain after the Closing Date.  Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours.  Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6.  If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six (6) year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

13.7.                     Entire Agreement; Amendments.  This Agreement and the Schedules referred to herein, the Buyer Ancillary Agreements, the Seller Ancillary Agreements, and the documents delivered pursuant hereto and thereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including that certain letter agreement dated November 8, 2012 between Athene Annuity Life Assurance Company, Impac Mortgage Holdings, Inc. and Seller; provided, however, that the Confidentiality Agreement shall survive the execution of this Agreement until the Closing, at which time it shall terminate.  This Agreement shall not be modified, in whole or in part, except by a written instrument signed by the parties.  Any party may waive compliance by any other party with any of the covenants or conditions of this agreement, but no waiver shall be binding unless executed in writing by the party making the waiver.  No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

13.8.                     Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.9.                     Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.10.              Expenses.  Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.  All costs and expenses, if any, incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of counsel and accountants to the Company shall be paid by Seller.

13.11.              Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.  Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.

13.12.              Enforcement of Agreement.  In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such Proceeding shall pay to the successful party all Expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such Proceeding, such Expenses may be included as part of such judgment.

13.13.              Further Assurances.  From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to Buyer the Equity Interests, and, in the case of any licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its best efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its best efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder); provided, however, that nothing herein shall relieve Seller of its obligations under Section 7.3.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

13.14.              Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

13.15.              Time is of the Essence.  With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.16.              Submission to Jurisdiction.  Seller and Buyer hereby irrevocably submit in any Proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of any state or federal court located in the State of New York, New York County and waive any and all objections to jurisdiction that they may have under the laws of any state or the United States and any claim or objection that any such court is in an inconvenient forum.

13.17.              Schedules.  Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement to which such disclosure is reasonably apparent on its face.

Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

ARIS MORTGAGE HOLDING COMPANY, LLC

By:	/s/ James Furash
Name: James Furash
Title: Chief Executive Officer

EXCEL MORTGAGE SERVICING, INC.

By:	/s/ J. Tomkinson
Name: J. Tomkinson
Title: CEO

INTEGRATED REAL ESTATE SERVICE CORPORATION

By:	/s/ William S. Ashmore
Name: William S. Ashmore
Title: President

[Signature page to Equity Purchase Agreement]